Exhibit 23.2

Consent of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of NanoViricides, Inc. on Form S-3 (No. 333-216345) to be filed on or about April 18, 2017 of our report dated September 16, 2016, on our audits of the financial statements as of June 30, 2016 and 2015 and for each of the years in the three-year period ended June 30, 2016, which report was included in the Annual Report on Form 10-K filed September 16, 2016. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey

April 18, 2017